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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                                (Amendment No.1)*


                              Warren Bancorp, Inc.
             -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   934710104
             -----------------------------------------------------
                                 (CUSIP Number)

                               September 30, 1999
             -----------------------------------------------------



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]  Rule 13d-1(b)
     [ ]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

----------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required unless the form displays a currently valid OMB control number.

                               Page 1 of 5 pages

CUSIP No. 934710104              13G


--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

     Perkins, Wolf, McDonnell & Company
     ID No. 36-3099763


--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     N/A
--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES              -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH               767,600
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH               -0-
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                         767,600

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               767,600

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

               N/A

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                10.5%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON

               IA


--------------------------------------------------------------------------------


                               Page 2 of 3 pages

                                       13G





Item 1.     (a)   Name of Issuer:

                  Warren Bancorp, Inc.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                  10 Main Street
                  Peabody, MA  01960
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:

                  Perkins, Wolf, McDonnell & Company
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:

                  53 W. Jackson Blvd., Suite 722
                  Chicago, IL  60604
                  --------------------------------------------------------------
            (c)   Citizenship:

                  Delaware
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:

                  Common Stock

                  --------------------------------------------------------------
            (e)   CUSIP Number:
                  934710104
                  --------------------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (e)   [X]   Investment Adviser

Item 4.     Ownership.


            (a) Amount beneficially owned:  767,600


            (b) Percent of class:  10.5%

                                      13-G



            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote   -0-
                                                              -----------------,

                  (ii) Shared power to vote or to direct the vote     767,600
                                                                 --------------,

                  (iii) Sole power to dispose or to direct the disposition of
                        -0-
                        -------------------------------------------------------,

                  (iv) Shared power to dispose or to direct the disposition of
                         767,600
                        --------------------------------------------------

Item 5.     Ownership of Five Percent or Less of a Class.

N/A

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.
N/A

Item 8.     Identification and Classification of Members of the Group.

N/A

Item 9.     Notice of Dissolution of Group.

N/A

Item 10.    Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                               Page 4 of 5 pages

                                  Signature.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  October 14, 1999

                                             /s/ Gregory E. Wolf
                                             ----------------------------------
                                             Gregory E. Wolf,
                                             Treasurer and Chief Operating
                                                  Officer












                               Page 5 of 5 pages